Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Tel: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com
www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Schedules Annual Meeting of Stockholders

Westminster, MA September 12, 2016 -- TechPrecision Corporation (OTCQB: TPCS) ("TechPrecision" or "the Company"), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today announced it plans to hold the Annual Meeting of Stockholders of TechPrecision Corporation on  December 8, 2016.

In order to be considered at the annual meeting, any and all stockholder proposals must be received at the principal executive offices of the Company, 1 Bella Drive, Westminster, MA 01473, c/o the Corporate Secretary, on or before the close of business on Thursday, September 29, 2016, and must be in compliance with the procedures regarding stockholder proposals set forth in the Company's bylaws.

The Notice of Annual Meeting and Proxy Statement describing the business to be conducted at the annual meeting will be filed with the Securities and Exchange Commission after our Board of Directors has had the opportunity to review any stockholder proposals it may receive.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized and integrated "turn-key" solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.